CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this S-1 of Wizard Entertainment, Inc., to be filed on or about October 10, 2018 of our report dated April 17, 2017 relating to our audit of the consolidated financial statements for the year ended December 31, 2016.

We also consent to the reference to our firm under the caption “Experts” in this S-1.

/s/ Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
October 10, 2018